Exhibit 10.1

OPTION AGREEMENT

This Option Agreement is made this 6th day of August, 2007, and is executed by and between MAUI LAND & PINEAPPLE COMPANY, INC. (“MLP”) and ROBERT I. WEBBER (“Optionee”).

RECITALS

MLP is the owner in fee simple of certain property at 300 Inu Road, bearing TMK (2) 2-2-013:31 and described as Royal Patent 2204, Land Commission Award 8654, Apana 1 to Kapaole, situated at Waiakoa, Kula, Maui, Hawaii, consisting of 3.367 acres, more or less  (the “Optioned Property”). MLP desires to grant to the Optionee an option to purchase the Optioned Property, on all of the terms and conditions hereof.

AGREEMENT

For valuable consideration, receipt of which by each party is hereby acknowledged, the parties hereby agree as follows:

1              Grant of Option. MLP hereby grants to Optionee the exclusive option to purchase the Optioned Property from the MLP, upon and subject to all of the terms and conditions set forth in this agreement.

2              Option Consideration. As mutual consideration for the grant of this option, MLP has made and Optionee has accepted an offer of employment.

3              Option Term. The term of this Option shall begin on the date hereof and shall terminate upon the earlier of (a) July 30, 2010 or (b) the termination of Optionee’s employment by MLP or by a subsidiary of MLP.

4              Option Exercise. This Option may be exercised at any time before the termination of the Option Term (time being of the essence) by Optionee giving written notice to MLP at its address set forth at the beginning of this agreement, pursuant to the notice procedure set forth in Section 6 below. If Optionee shall fail to timely exercise this Option in accordance with this Section, then this Option shall expire and thereafter Optionee shall have no further option, right or interest of any kind with respect to the Optioned Property or the acquisition thereof.

5              Terms and Conditions. In the event this Option is exercised as required above, the parties agree that MLP shall sell to Optionee and Optionee shall purchase from MLP the Optioned Property in accordance with all the terms and conditions contained in this Option Agreement:

(a) Purchase Price. The purchase price shall be the fair market value of the Optioned Property at the date of exercise of the Option in its then-current condition and use, less the discounts described below, payable in cash at closing. The fair market value of the Optioned

Property shall be determined by appraisal. Upon exercise of the Option, the parties shall agree on and shall hire an appraiser to determine the fair market value of the Optioned Property.

If the parties cannot agree upon an appraiser, either party can petition the Circuit Court of the Second Circuit, State of Hawaii, for an order appointing a neutral appraiser. The determination of fair market value by the appraiser shall be final, and the expenses of the appraiser shall be split equally between the parties.

The purchase price shall be the fair market value of the Optioned Property less the following:

i.                  Three Percent (3%) of the fair market value;

ii.               The total amount of rent payments for the Optioned Property made by Optionee during the period August 1, 2007 to Closing; and

iii.            The total amount paid by Optionee to improve the Optioned Property (such as adding a heating system for the swimming pool), provided that Optioner has granted prior written approval allowing Optionee to make such improvement.

Optionee acknowledges that the reduction in sales price for rental lease payments will become taxable income to the Optionee as an employee of the company if this Option is exercised.  No real estate broker’s commissions shall be paid for the sale to Optionee.

(b) Closing. The closing shall occur not earlier than the 30th day following Optionee’s exercise of this Option as provided in Section 4 above and not later than the 90th day following such exercise.  Closing shall be handled by First American Title Company, Kahului Branch (“Escrow”).

(c) Title. At closing, MLP shall transfer to Optionee, by warranty deed, fee simple marketable title to the Optioned Property together with all appurtenances, easements and improvements, subject to no liens, encumbrances or other matters except as referred to on Exhibit A hereto.

(d) Property sold “AS IS” and Without Representation. The conveyance of the Optioned Property shall be “AS IS” and with all faults. It is Optionee’s sole responsibility to exercise due diligence review of the Optioned Property prior to exercising this Option.

(e) Prorations and Closing Costs. At closing, Escrow shall prorate real property taxes and rents as of the closing date. If taxes for the current period are not yet known, the proration shall be made upon a reasonable estimate and at the request of either party, a cash adjustment shall be made between the parties at such later date as the taxes shall become known.  At closing, Optionee shall pay 50% of Escrow’s fees, all recording fees (except for documents to clear MLP’s title), Optionee’s own attorney’s fees, all costs associated with Optionee’s financing (if any), 40% of the premium for “Hawaii standard” title insurance policy, and all of the cost of ALTA and extended coverage endorsements for Optionee’s owner’s title insurance policy, as may be requested by Optionee. MLP shall pay 50% of Escrow’s fees, all of the cost of preparing the deed, the Hawaii conveyance tax, the recording fees for documents to clear MLP’s title, the amount of any tax withholding (FIRPTA and HARPTA), if any, and 60% of the cost of a “Hawaii standard” policy of owner’s title insurance in favor of Optionee.

All other closing costs shall be allocated in the customary manner for Hawaii real estate transactions. No brokerage commissions are payable in connection with this transaction, and each party agrees to hold the other harmless from and against any claim for commission or other similar compensation arising by reason of services alleged to have been rendered to, or at the request of, such party.

(f) 1031 Exchange. Optionee acknowledges that MLP may sell the Optioned Property by a 1031 Exchange, and Optionee agrees to cooperate with and take such steps as may be required to effectuate MLP’s 1031 Exchange, at no cost to Optionee.

(g) Notifications. All offers, acceptances, and notices (including Optionee’s notice of exercise of this Option) which are required or permitted to be given or served hereunder shall be in writing and shall be sent by first class, registered or certified mail, postage prepaid or by hand delivery or by facsimile telecopier transmission (with a copy to be sent by first class mail), addressed as provided at the beginning of this agreement. Any such address or fax number may be changed from time to time by serving notice to all other parties as above provided. Any offer, acceptance or notice shall be deemed to have been given or served as of the date and time of actual delivery or actual completion of facsimile telecopier transmission (evidenced by the confirmation memo appearing on the confirmation copy produced by the sending parties telecopier) or at the expiration of the second full day after the date of mailing.

6              No Assignment. Optionee shall have no right to assign this Agreement to any other person or entity.

7              Time Is Of The Essence. Time is of the essence hereof.

8              Eminent Domain. If any of the lands subject to this agreement shall be condemned by paramount authority prior to Optionee’s exercise of this option or prior to closing, such condemnation shall not affect or terminate this Agreement, but in such event upon the Optionee’s exercise of this option, all proceeds on account of such condemnation received by MLP shall be credited against the total purchase price or if said proceeds shall not have been received prior to closing, MLP shall assign, to Optionee at closing all rights and claims with respect to said proceeds.

9              Survival of Warranties and Covenants. Where appropriate and applicable, all covenants, conditions and agreements of the parties hereto shall survive the closing of Optionee’s purchase of the Optioned Property.

10            Governing Law. This option shall be governed by and construed in accordance with the laws of the State of Hawaii.

11            Modification and Amendment. This option may not be modified or amended in any way whatsoever except by written instrument executed by MLP and Optionee or their duly authorized agents or attorneys-in-fact.  No oral modification, extension, waiver, or amendment shall be valid or effective. Any waiver shall not be construed as further or continuing waiver.

12            Entire Agreement. This option supersedes any and all oral or written agreements or understandings now exiting with respect to the subject matter hereof.

13            Attorney’s Fees. The party prevailing in any cause of action brought before a court of law or equity to enforce the covenants and agreements herein contained shall be entitled to collect, as a part of the judgment or decision entered in its favor, all of its costs and expenses incurred in connection with such action, including, without limiting the generality of the foregoing, reasonable attorneys’ fees.

14            Successors. The terms and conditions of this option shall apply to and bind the successors and assigns of MLP and Optionee.

15            Headings. All headings used in this Agreement are for convenience only and are not to be construed as limiting in any manner the content of any paragraph or particular provision.

16            Miscellaneous.

(a) All periods of time referred to in this agreement shall include all Saturdays, Sundays and state or national holidays; provided that if the date of the last day to perform any act or give any offer, acceptance or notice with respect to this agreement shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.

(b) No party shall be deemed to be the drafter of this agreement; and in the event this agreement is ever construed by a court of law, the court shall not construe this agreement or any provision against any party as the drafter.

(c) The execution of this agreement or the exercise of any rights hereunder is not intended and shall not be construed as creating a partnership or joint venture between MLP and Optionee.

MAUI LAND & PINEAPPLE COMPANY, INC.

By	/S/ FRED W. RICKERT
Its Vice President/ Treasurer

By	/S/ RANDALL H. ENDO
Its Vice President/Community Dev.

“MLP”

/S/ ROBERT I. WEBBER
ROBERT I. WEBBER

“Optionee”